Exhibit 99.1

Jernigan Capital Reports Third Quarter EPS and Adjusted EPS Above High End of Guidance Range;  Tightens Full-Year EPS Guidance Range and Raises Full-Year Adjusted EPS Guidance Range

MEMPHIS, Tennessee, October 30, 2019 / Business Wire / Jernigan Capital, Inc. (NYSE: JCAP), an owner of self-storage facilities and a leading capital partner for self-storage entrepreneurs nationwide, today announced results for the quarter ended September 30, 2019.

Third Quarter Highlights include:

▪	Earnings per share and adjusted earnings per share of $0.26 and $0.46, respectively, both above the high end of guidance ranges provided with the Company’s second quarter 2019 earnings release;

▪

Tightened full year 2019 earnings per share guidance range to between $1.08 and $1.19 from the prior range of $0.93 to $1.34 and increased full year 2019 adjusted earnings per share guidance range to between $1.88 and $2.00 from the prior range of between $1.72 and $2.13;

▪

Increased the number of wholly-owned self-storage facilities to 15 through developer buyouts of five self-storage facilities underlying the Company’s Miami bridge portfolio and the Company’s Jacksonville 2 development investment, as well as the acquisition of the interests in the entity that owned the property underlying the Company’s Miami construction loan;

▪

Closed on two development investments, in Queens, New York and Nassau County, New York, with an aggregate commitment amount of $21.8 million, bringing aggregate 2019 investments to approximately $101 million, including commitments to new development and developer buyouts;

▪

Commenced leasing of Generation V self-storage facilities underlying two development property investments located in Atlanta, Georgia and St. Paul, Minnesota in which the Company has an aggregate committed investment of $26.8 million, 49.9% profits interests and ROFRs; and

▪

A special committee comprised entirely of independent members of the Company’s board of directors commenced discussions with JCAP Advisors, the Company’s external advisor, regarding a potential internalization transaction.

“Our third quarter results and investment activities reflect another quarter of strong execution of the Company’s business plan and further progress toward outright ownership of our outstanding portfolio of state-of-the-art Generation V self-storage properties,” stated John Good, Chief Executive Officer of Jernigan Capital, Inc. “Revenue, earnings per share and adjusted earnings per share exceeded the high end of our quarterly guidance ranges, and we posted 35% growth in total revenues compared to the third quarter of 2018. Our portfolio of self-storage facilities continues to progress well through construction and lease-up. As of quarter-end, 54 facilities, representing 71% of self-storage projects that we have financed to date, were open and operating. After a solid summer rental season, these properties have continued to lease up well into October. Occupancy is running approximately 290 basis points ahead of initial underwriting for our 46 properties that have been open for at least one leasing season.”

“We continue to see opportunities to acquire developer interests in our core development portfolio,” Mr. Good continued. “During the third quarter, we acquired the developers’ interests in seven of our investments, including the five facilities underlying the Miami bridge loan, our Jacksonville 2 project and our Miami construction loan. Year-to-date, we have made on-balance sheet purchases of our developers’ interests in eight projects and have purchased developers out of four additional projects within our Heitman joint venture. With those acquisitions, we now wholly-own, either on our balance sheet or with our venture partner, 19 state-of-the-art Generation V self-storage properties representing approximately 24% of the net rentable square feet in our overall portfolio. As the pace of acquisition opportunities accelerates, we expect to eventually wholly-own a substantial majority of the self-storage developments we have financed.”

“While we continue to strategically seek new development commitments in select markets around the United States, the sector is in the last innings of the development cycle,” added Jonathan Perry, President and Chief Investment Officer. “During the third quarter, we closed two new development investments in Queens, NY and Nassau County, NY, two submarkets that exhibit the compelling demographics that we expect will drive strong demand and excellent returns over time. With these development investment commitments and the seven acquisitions during the quarter, we have surpassed the midpoint of our full year 2019 investment guidance range.”

Financial Highlights

Earnings per share and adjusted earnings per share for the three months ended September 30, 2019 were $0.26 and $0.46, respectively, which are $0.02 and $0.04, respectively, above the high end of the Company’s guidance range provided in the Company’s second quarter 2019 earnings release. Earnings per share and adjusted earnings per share for the nine months ended September 30, 2019 were $1.06 and $1.62, respectively.

Total revenues for the three and nine months ended September 30, 2019 were $12.2 million and $33.0 million, respectively, representing increases of $3.2 million, or 35%, and $11.4 million, or 53%, over total revenues for the three and nine months ended September 30, 2018, respectively. The increase in revenues is primarily attributed to the increase in the outstanding principal balances on the Company’s investment portfolio.

General and administrative expenses, excluding fees to the Manager, for the three and nine months ended September 30, 2019 were $2.1 million and $6.3 million, compared to $1.7 million and $5.6 million for the comparable 2018 periods, respectively. Included in these amounts were stock-based compensation expense for the three and nine months ended September 30, 2019 of $0.5 million and $1.6 million, compared to $0.4 million and $1.5 million for the comparable 2018 periods, respectively.

Net income attributable to common stockholders for the three months ended September 30, 2019 was $5.8 million, a decrease of $5.4 million, or 48%, over the $11.2 million net income attributable to common stockholders for the comparable quarter in 2018. The decrease from the comparable 2018 period is largely attributable to a decline in fair value accretion due to a smaller number of self-storage development projects achieving substantial completion in 2019 versus the comparable 2018 period. Net income attributable to common stockholders for the nine months ended September 30, 2019 was $22.7 million, an increase of $3.5 million, or 18%, over the $19.2 million reported for the comparable nine-month period in 2018.

Net income attributable to common stockholders and adjusted earnings for the three and nine months ended September 30, 2019 also includes increases in the fair value of investments of $8.0 million and $28.8 million, respectively, compared to increases of $11.1 million and $24.0 million, respectively, for the comparable periods in 2018. This represents a decrease of $3.1 million, or 28%, and an increase of $4.8 million, or 20%, year-over-year from the three and nine months ended September 30, 2018, respectively. The year-over-year reduction in the increases in the fair value of investments for the three months ended September 30, 2019 as compared to the same period in 2018 was primarily driven by the fact that fewer properties attained certificates of occupancy during the three months ended September 30, 2019 as compared to the three months ended September 30, 2018.

Capital Markets Activities

During the third quarter, the Company issued an aggregate $2.0 million of common stock under the Company’s at-the-market program at a weighted average share price of $20.68, an 8.2% premium to the Company’s reported book value per share as of June  30, 2019.

Dividends

On July 31, 2019, the Company declared cash and stock dividends on its Series A Preferred Stock. The cash dividend of $2.3 million was paid on October 15, 2019 to holders of record on October 1, 2019. A stock dividend of 2,125 shares of additional Series A Preferred Stock was issued on October 15, 2019 to holders of record on October 1, 2019 for an aggregate value of $2.1 million pursuant to the terms of the Stock Purchase Agreement.

On July 31, 2019, the Company declared a cash dividend on its Series B Preferred Stock. The cash dividend of $0.7 million was paid on October 15, 2019 to holders of record on October 1, 2019.

Additionally, on  July 31, 2019, the Company declared a dividend of $0.35 per common share. The dividend was paid on October 15, 2019 to common stockholders of record on October 1, 2019.

Full-Year 2019 Guidance

The following table reflects earnings per share and adjusted earnings per share guidance ranges for the full-year 2019. Such guidance is based on management's current expectations of Company investment and acquisition activity (including fair value appreciation, the expected timing of construction progress and receipts of certificates of occupancy, and the assumptions regarding the timing of acquisitions of developer interests), the operational and new supply dynamics of the self-storage markets in which the Company has invested, and overall economic conditions, including interest rate levels. Adjusted earnings is a performance measure that is not specifically defined by accounting principles generally accepted in the United States (“GAAP”) and is defined as net income attributable to common stockholders (computed in accordance with GAAP) plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, and other expenses. For more information about our calculation of adjusted earnings, see “Non-GAAP Financial Measures” below.

	Year ending
	December 31, 2019
	Low	High
Interest income from investments	$36,405	$36,505
Rental revenue from real estate owned	8,125	8,225
Other income	350	355
Total revenues	$44,880	$45,085
G&A expenses (1)	(16,910)	(16,800)
Property operating expenses (excl. depreciation and amortization)	(4,090)	(4,040)
Depreciation and amortization on real estate assets	(6,175)	(6,150)
Interest expense	(8,635)	(8,535)
JV income	470	480
Other expenses	(270)	(270)
Other interest income	35	40
Net unrealized gain on investments (2)	34,600	36,600
Net income	43,905	46,410
Net income attributable to preferred stockholders (3)	(20,495)	(20,485)
Net income attributable to common stockholders	23,410	25,925
Add: stock dividends	8,500	8,500
Add: stock-based compensation	2,155	2,150
Add: depreciation and amortization on real estate assets (4)	6,485	6,455
Add: other expenses (5)	270	270
Adjusted earnings	$40,820	$43,300
Earnings per share – diluted	$1.08	$1.19
Adjusted earnings per share – diluted	$1.88	$2.00
Average shares outstanding – diluted	21,700,000	21,700,000
1)	Includes $8.3 million (low and high) of fees to Manager for the year ending December 31, 2019.
2)	Excludes $0.3 million (low and high) of unrealized appreciation in fair value of investments from the real estate venture, which is included in JV income for the year ended December 31, 2019.
3)

Represents both cash dividends and stock dividends (which stock dividends will be paid out in either shares of the Company’s common stock or additional shares of Series A Preferred Stock, at the option of the Series A stockholders) estimated with respect to outstanding shares of Series A Preferred Stock, as well as cash dividends estimated with respect to outstanding shares of Series B Preferred Stock.

4)

Includes $0.3 million (low and high) of depreciation and amortization on the real estate assets wholly-owned by the real estate venture, which is included in JV income for the year ended December 31, 2019.

5)	Other expenses consist of professional fees incurred with respect to ongoing discussions and negotiations related to our Management Agreement.

Full-Year Key Assumptions:

•

Closings of approximately $101 million of new self-storage investments for the full-year 2019, including acquisitions of developer interests (on-balance sheet and JCAP’s proportionate share in the SL1 Venture) and new development property investments;

•

Fundings of approximately $185 million to $195 million on the Company’s closed investment commitments during the year ending December 31, 2019, including cash payable for the acquisitions of developer interests; and

•	Utilization of the Company’s credit facility over the course of the year with expected borrowings at year-end of approximately $160 million.

The Company is adjusting its previously issued guidance for full year 2019. Net income attributable to common stockholders is expected to be between $1.08 and $1.19 per share from the previously estimated range of $0.93 to $1.34 per share, and adjusted earnings is expected to be between $1.88 and $2.00 per share from the previously estimated range of $1.72 to $2.13 per share.

Additionally, the Company continues to monitor its 2019 fair value guidance with updated estimates of construction progress, timing of the receipt of certificates of occupancy from its development partners and the movement of interest rates and spreads. Of the estimated $34.6 million to $36.6 million of fair value appreciation in 2019, the Company recognized $8.8 million during the first quarter, $12.0 million in the second quarter, $8.0 million in the third quarter, and expects $5.8 million to $7.8 million to be recognized in the fourth quarter. The Company’s 2019 fair value guidance reflects updated estimates of the timing of construction completion of the self-storage facilities underlying certain of our development investments, as well as the timing of stabilization of facilities in which we have invested. Timing of fair value appreciation is heavily dependent upon construction progress and the timing of construction completion, both of which are subject to factors outside the control of the Company and the Company’s development partners. Moreover, when the Company acquires the developer’s interest in a self-storage project that the Company has financed, the Company no longer accounts for such investment under the fair value method, so acquisitions of developer interests have a potentially material effect on future fair value recognized in the Company’s financial statements. As such, the amount and exact timing of fair value recognition is subject to change.

Refer to the Company’s Third Quarter 2019 Supplemental Information Package for more information.

Conference Call and Webcast Information

The Company will host a webcast and conference call on Thursday, October 31, 2019 at 11:00 a.m. Eastern Time to discuss the financial results and recent events. A webcast will be available on the Company’s website at investors.jernigancapital.com. To listen to a live broadcast, access the site at least 15 minutes prior to the scheduled start time in order to register and download and install any necessary audio software. The replay of the webcast will be available on the Company’s website until midnight Eastern Time on Thursday, November  14, 2019.

Supplemental financial and operating information for the three and nine months ended September  30, 2019 is available on the Company’s website under Financials – Quarterly Supplemental Information.

To Participate in the Telephone Conference Call:

Dial in at least 15 minutes prior to start time.

Domestic: 1-877-407-0792

International: 1-201-689-8263

Conference Call Replay:

Domestic: 1-844-512-2921

International: 1-412-317-6671

Passcode: 13681076

About Jernigan Capital, Inc.

Jernigan Capital is a New York Stock Exchange-listed real estate investment trust (NYSE: JCAP) that provides debt and equity capital to private developers, owners and operators of self-storage facilities with a view to eventual outright ownership of facilities we finance. Our mission is to maximize shareholder value by accumulating a multi-billion dollar investment portfolio consisting of the newest, most attractive and best located self-storage facilities in the United States through a talented and experienced team demonstrating the highest levels of integrity, dedication, excellence and community.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our full-year 2019 guidance and fair value measurements and the assumptions underlying such guidance, our ability to acquire our developers’ interests in additional properties, our management team’s views of the self-storage market generally, our ability to successfully source, structure, negotiate and close investments in and acquisitions of self-storage facilities, the market dynamics of the MSAs in which our investments are located, our ability to fund our outstanding future investment commitments, our ability to own and manage our real estate assets, the availability, terms and our rate of deployment of equity capital and our ability to increase the borrowing base and use the accordion feature of our credit facility and negotiations regarding the internalization of our advisor, which may not occur on favorable terms, or at all, and the continuance of our management agreement if internalization does not occur. The ultimate occurrence of events and results referenced in these forward-looking statements is subject to known and unknown risks and uncertainties, many of which are beyond our control. These forward-looking statements are based upon the Company's present intentions and expectations, but the events and results referenced in these statements are not guaranteed to occur. The Company undertakes no duty or responsibility to publicly update or revise any forward-looking statement to reflect future events or circumstances or to reflect the occurrence of unexpected events. Investors should not place undue reliance upon forward-looking statements. For a discussion of these and other risks facing our business, see the information under the heading “Risk Factors” in the Company’s Annual

Report on Form 10-K, and those set forth in the Company’s other reports and information filed with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov.

Non-GAAP Financial Measures

Adjusted Earnings is a non-GAAP measure and is defined as net income attributable to common stockholders plus stock dividends to preferred stockholders, stock-based compensation expense, depreciation and amortization on real estate assets, depreciation and amortization on SL1 Venture real estate assets, and other expenses which are generally non-comparable and which represent expenses not substantially related to our ongoing business operations. Management uses Adjusted Earnings and Adjusted Earnings per share as key performance indicators in evaluating the operations of the Company's business. The Company is a capital provider to self-storage developers and believes that these measures are useful to management and investors as a starting point in measuring its operational performance because they exclude various equity-based payments (including stock dividends) and other items included in net income that do not relate to or are not indicative of its present and future operating performance, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of Adjusted Earnings and Adjusted Earnings per share may not be comparable to other key performance indicators reported by other REITs or real estate companies. Reconciliations of Adjusted Earnings and Adjusted Earnings per share to Net income attributable to common stockholders and Earnings per share, respectively, are provided in the attached table entitled “Calculation of Adjusted Earnings.”

Contact:

Jernigan Capital, Inc.

David Corak

(901) 567-9580

Investorrelations@jernigancapital.com

JERNIGAN CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	September 30, 2019	December 31, 2018
	(unaudited)
Assets:
Cash and cash equivalents	$6,961	$8,715
Self-Storage Investment Portfolio:
Development property investments at fair value	508,887	373,564
Bridge investments at fair value	-	84,383
Self-storage real estate owned, net	232,822	96,202
Investment in and advances to self-storage real estate venture	11,027	14,155
Other loans, at cost	4,417	4,835
Deferred financing costs	4,090	4,619
Prepaid expenses and other assets	7,813	3,702
Fixed assets, net	216	233
Total assets	$776,233	$590,408

Liabilities:
Secured revolving credit facility	$125,000	$-
Term loans, net of unamortized costs	40,735	24,609
Due to Manager	2,749	3,334
Accounts payable, accrued expenses and other liabilities	5,392	2,402
Dividends payable	12,940	12,199
Total liabilities	186,816	42,544

Equity:
Series A preferred stock	128,512	122,137
Series B Cumulative preferred stock	37,298	37,401
Common stock	222	204
Additional paid-in capital	422,240	386,394
Retained earnings	1,645	1,728
Accumulated other comprehensive income (loss)	(500)	-
Total equity	589,417	547,864
Total liabilities and equity	$776,233	$590,408

JERNIGAN CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Interest income from investments	$10,216	$8,086	$27,578	$19,051
Rental and other property-related income from real estate owned	1,988	970	5,075	2,398
Other revenues	45	35	312	99
Total revenues	12,249	9,091	32,965	21,548

Costs and expenses:
General and administrative expenses	2,137	1,727	6,273	5,579
Fees to Manager	2,131	1,872	6,203	4,758
Property operating expenses of real estate owned	989	473	2,538	1,204
Depreciation and amortization of real estate owned	1,372	854	3,491	2,443
Other expenses	268	-	268	290
Total costs and expenses	6,897	4,926	18,773	14,274

Operating income	5,352	4,165	14,192	7,274

Other income (expense):
Equity in earnings from unconsolidated real estate venture	165	440	407	1,425
Realized gain on investments	-	619	-	619
Net unrealized gain on investments	7,974	11,060	28,847	24,003
Interest expense	(2,546)	(467)	(5,535)	(1,521)
Other interest income	9	147	30	315
Total other income	5,602	11,799	23,749	24,841
Net income	10,954	15,964	37,941	32,115
Net income attributable to preferred stockholders	(5,157)	(4,790)	(15,283)	(12,965)
Net income attributable to common stockholders	$5,797	$11,174	$22,658	$19,150

Basic earnings per share attributable to common stockholders	$0.26	$0.58	$1.06	$1.17
Diluted earnings per share attributable to common stockholders	$0.26	$0.57	$1.06	$1.16

Dividends declared per share of common stock	$0.35	$0.35	$1.05	$1.05

JERNIGAN CAPITAL, INC.
CALCULATION OF ADJUSTED EARNINGS
(in thousands, except share and per share data)
(unaudited)

	Three months ended
	September 30, 2019	September 30, 2018
Net income attributable to common stockholders	$5,797	$11,174
Plus: stock dividends to preferred stockholders	2,125	2,125
Plus: stock-based compensation	549	385
Plus: depreciation and amortization on real estate assets	1,372	854
Plus: depreciation and amortization on SL1 Venture real estate assets	82	-
Plus: other expenses	268	-
Adjusted Earnings	$10,193	$14,538

Adjusted Earnings per share attributable to common stockholders – diluted	$0.46	$0.75

Weighted average shares of common stock outstanding – diluted	22,233,594	19,459,751

	Nine months ended
	September 30, 2019	September 30, 2018
Net income attributable to common stockholders	$22,658	$19,150
Plus: stock dividends to preferred stockholders	6,375	6,375
Plus: stock-based compensation	1,596	1,507
Plus: depreciation and amortization on real estate assets	3,491	2,443
Plus: depreciation and amortization on SL1 Venture real estate assets	219	-
Plus: other expenses	268	290
Adjusted Earnings	$34,607	$29,765

Adjusted Earnings per share attributable to common stockholders – diluted	$1.62	$1.80

Weighted average shares of common stock outstanding – diluted	21,365,239	16,540,367

JERNIGAN CAPITAL, INC.
CALCULATION OF EARNINGS PER SHARE AND ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018
Shares outstanding:
Weighted average common shares - basic	22,019,875	19,184,172	21,173,946	16,253,410
Effect of dilutive securities	213,719	275,579	191,293	286,957
Weighted average common shares, all classes	22,233,594	19,459,751	21,365,239	16,540,367

Calculation of Earnings per Share - basic
Net income	$10,954	$15,964	$37,941	$32,115
Less:
Net income allocated to preferred stockholders	5,157	4,790	15,283	12,965
Net income allocated to unvested restricted shares (1)	56	96	203	207
Net income attributable to common stockholders – two-class method	$5,741	$11,078	$22,455	$18,943

Weighted average common shares – basic	22,019,875	19,184,172	21,173,946	16,253,410
Earnings per share – basic	$0.26	$0.58	$1.06	$1.17

Calculation of Earnings per Share - diluted
Net income	$10,954	$15,964	$37,941	$32,115
Less:
Net income allocated to preferred stockholders	5,157	4,790	15,283	12,965
Net income attributable to common stockholders – two-class method	$5,797	$11,174	$22,658	$19,150

Weighted average common shares – diluted	22,233,594	19,459,751	21,365,239	16,540,367
Earnings per share – diluted	$0.26	$0.57	$1.06	$1.16

Calculation of Adjusted Earnings per Share - basic
Adjusted Earnings	$10,193	$14,538	$34,607	$29,765
Less:
Adjusted Earnings allocated to unvested restricted shares (1)	98	125	310	321
Adjusted Earnings attributable to common stockholders – two-class method	$10,095	$14,413	$34,297	$29,444

Weighted average common shares – basic	22,019,875	19,184,172	21,173,946	16,253,410
Adjusted Earnings per share – basic	$0.46	$0.75	$1.62	$1.81

Calculation of Adjusted Earnings per Share - diluted
Adjusted Earnings attributable to common stockholders – two-class method	$10,193	$14,538	$34,607	$29,765

Weighted average common shares – diluted	22,233,594	19,459,751	21,365,239	16,540,367
Adjusted Earnings per share – diluted	$0.46	$0.75	$1.62	$1.80

(1)

Unvested restricted shares participate in dividends with common shares on a 1:1 basis and thus are considered participating securities under the two-class method for the three and nine months ended September  30, 2019 and 2018.

JERNIGAN CAPITAL, INC.
2019 GUIDANCE - RECONCILIATION OF ADJUSTED EARNINGS PER SHARE
(in thousands, except share and per share data)

(unaudited)

	Year ending December 31, 2019
	Low	High
Net income attributable to common stockholders	$23,410	$25,925
Plus: stock dividends to preferred stockholders	8,500	8,500
Plus: stock-based compensation	2,155	2,150
Plus: depreciation and amortization on real estate assets	6,485	6,455
Plus: other expenses	270	270
Adjusted Earnings	$40,820	$43,300

Net income attributable to common stockholders per weighted average share – diluted	$1.08	$1.19
Adjusted Earnings per weighted average share – diluted	$1.88	$2.00

Weighted average shares of common stock outstanding – diluted	21,700,000	21,700,000